File No. _________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                           -------------------------

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

A.    Name:

           TIAA-CREF Mutual Fund

B.    Address of principal business office:

           730 Third Avenue
           New York, New York 10017

C.    Telephone number:

           (800) 842-2733

D.    Name and address of agent for service of process:

           Peter C. Clapman, Esq.
           TIAA-CREF
           730 Third Avenue
           New York, New York 10017

      Copy to:

           Steven B. Boehm, Esq.
           Sutherland, Asbill & Brennan, L.L.P.
           1275 Pennsylvania Avenue, N.W.
           Washington, D.C.  20004-2404

E.    Check appropriate box:

           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                   Yes [x]   No [ ]

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, State of New York on the 14th day of February, 1997.

                          TIAA-CREF MUTUAL FUND
                          (Registrant)


                          By: /s/ Peter C. Clapman
                              ------------------------------
                               Name:    Peter C. Clapman
                               Title    Trustee


Attest: /s/ Lisa Snow
        ---------------------
        Name:       Lisa Snow
        Title:      Trustee